                                                                    EXHIBIT 6.16



                   [FIRST COLONY LIFE INSURANCE COMPANY LOGO]


                                A Stock Company



Will pay the Beneficiary the death proceeds as defined in this Policy. Payment will be made after the following have been received at the home office:

     o    this Policy;

     o    due proof that the Insured died while this Policy was in force;

     o a written claim for the death proceeds completed on a form supplied by the Company; and

     o an authorization, on a form supplied by the Company, from the Insured's next of kin or other authorized person which will allow the Company to obtain and disclose information concerning the Insured.

Any payment is subject to the provisions on this page and on the following pages.

The consideration for this Policy is the application and payment of the Total Initial Premium on or before policy delivery. Subsequent premiums are payable on each Premium Due Date during the Insured's lifetime.

The Owner may return this Policy within 20 days after its delivery. To return this Policy, take it or mail it to the Company or to the agent through whom it was purchased. Immediately upon delivery or mailing, this Policy will be deemed void from the beginning. Any premium paid will be returned.



Signed at the home office at 700 Main Street, Lynchburg, Virginia, on the Date of Issue.



          /s/ RONALD V. DOLAN                  /s/ DAVID H. McMAHON

                President                             Secretary







                           GRADED PREMIUM LIFE POLICY
                           INSURANCE PAYABLE AT DEATH
               SEE SCHEDULE FOR AMOUNT OF INSURANCE AND PREMIUMS
                   PREMIUMS PAYABLE DURING INSURED'S LIFETIME
                 PREMIUM SUBJECT TO CHANGE AS SHOWN IN SCHEDULE
                 BUT WILL NOT EXCEED SPECIFIED MAXIMUM PREMIUM
                   CASH VALUES AVAILABLE AS SHOWN IN SCHEDULE
                   EXCHANGEABLE ON OR BEFORE THE EXCHANGE DATE
                         NONPARTICIPATING - NO DIVIDENDS




================================================================================
        Insured      DAVID W. CAMPBELL              2,746,459    Policy Number

      Amount Of
      Insurance      $1,500,000             FEBRUARY 20, 1997    Policy Date

          Total
Initial Premium      $ 6,160.00                 APRIL 2, 1997    Date Of Issue

Form No. 1410-GP-12
================================================================================

                               GENERAL PROVISIONS



THE CONTRACT. The entire contract consists of this Policy and the application. A copy of the application was attached at issue. All statements made in the application are, in the absence of fraud, deemed representations and not warranties. No statement will void this Policy or be used in defense of a claim unless it is contained in the application. Only the President, a Vice President, or the Secretary of the Company can change or waive any provision of this Policy. Any change or waiver must be made in writing.

POLICY DATE. Policy anniversaries, policy years, policy months, and Premium Due Dates are determined from the Policy Date.

PREMIUM PAYMENTS. Each premium after the first is payable at the home office. Payment may also be made to a Company agent in exchange for a receipt signed by the President or Secretary of the Company and countersigned by the agent.

Each premium after the first is payable in advance. Any premium not paid when due is in default. If a premium has not been paid by the end of the grace period, this Policy will terminate as of the due date of such premium. Policy termination is subject to the Nonforfeiture Provisions of this Policy.

As of any policy anniversary, the Owner may change the mode of premium payment with the Company's consent. Written request must be filed at the home office. The modes available are annual, semiannual, and quarterly. Premiums may also be paid by automatic bank draft. Premiums are based on the rates then in use for the class to which the Insured belongs.

That portion of the premium paid for the period beyond the end of the policy month of death will be paid to the Beneficiary.

No premiums will be refunded except as specifically stated in this Policy.

GRACE PERIOD. A grace period of 31 days is allowed for payment, without interest, of any premium after the first. This Policy will stay in force during that period. If the Insured dies during the grace period, the premium required to keep this Policy in force to the end of the policy month of death will be deducted from the proceeds.

REINSTATEMENT. This Policy may be reinstated unless:

     1. it has been surrendered;

     2. the period of extended term insurance has expired; or

     3. the total loan under this Policy, including interest, has exceeded the cash value.

To reinstate, the following must be received at the home office within five years after default in premium payment:

     1. evidence of insurability satisfactory to the Company;

     2. payment of all past-due premiums with interest calculated from their respective Premium Due Dates at the Reinstatement interest rate shown in the Schedule; and

     3. payment or reinstatement of any policy loan including interest at the Policy Loan interest rate shown in the Schedule.

After the application for reinstatement has been approved by the Company, this Policy will be reinstated on the day the above conditions are satisfied.

OWNER AND BENEFICIARY. The designations of Owner and Beneficiary in the Schedule remain in effect until changed by the Owner.

The Owner has all rights stated in this Policy. The Owner may amend this Policy during the Insured's lifetime with the Company's consent. The rights of the Owner are subject to the rights of an irrevocable beneficiary.

The interest of a beneficiary terminates if that beneficiary dies before the Insured. If no beneficiary survives at the Insured's death, payment will be made to the Owner or the Owner's estate or successors.

CHANGE OF OWNER AND BENEFICIARY. The Owner may change the designations of Owner and Beneficiary during the Insured's lifetime. Any change is subject to the consent of an irrevocable beneficiary. Written notice of change must be filed at the home office in a form acceptable to the Company. The new designation will then take effect as of the date the Owner signed the notice. Such a change does not affect any payment made or other action taken by the Company before the notice is received.

This Policy is a legal contract between the Owner and First Colony Life Insurance Company.

READ YOUR POLICY CAREFULLY.



                               TABLE OF CONTENTS




                                                                            Page
Schedule - General Policy Information ...................................      3
Schedule - Table of Nonforfeiture Values ................................      4
Schedule - Table of Premiums ............................................      5
GENERAL PROVISIONS ......................................................    2,7
        The Contract ....................................................      2
        Policy Date .....................................................      2
        Premium Payments ................................................      2
        Grace Period ....................................................      2
        Reinstatement ...................................................      2
        Owner and Beneficiary ...........................................      2
        Change of Owner and Beneficiary .................................      2
        Assignment ......................................................      7
        Incontestability ................................................      7
        Misstatement ....................................................      7
        Suicide .........................................................      7
        Payment of Proceeds .............................................      7
        Amount of the Death Proceeds ....................................      7
        Nonparticipating ................................................      7
NONFORFEITURE PROVISIONS ................................................      7
        Nonforfeiture 0ptions ...........................................      7
          Net Cash Value ................................................      7
          Paid-Up Insurance .............................................      7
          Extended Term Insurance .......................................      7
          Automatic Option ..............................................      7
        Basis of Values .................................................      7
        Table of Nonforfeiture Values ...................................      7
POLICY LOANS ............................................................      8
        Cash Loan .......................................................      8
        Automatic Premium Loan Option ...................................      8
        Deferral ........................................................      8
        Interest and Repayment ..........................................      8
EXCHANGE OPTION .........................................................      9
SETTLEMENT OPTIONS ......................................................   9,10
        General Provisions ..............................................      9
        Death of Payee ..................................................      9
        First Installment ...............................................      9
        Interest ........................................................      9
        Option 1 - Fixed Period .........................................      9
        Option 2 - Life Income with
          Installments Certain ..........................................      9
        Option 3 - Interest .............................................      9
        Option 4 - Fixed Installments ...................................      9
        Option 5 - Single Premium Annuity ...............................      9
Other Settlement Options ................................................      9
Option 1 Table ..........................................................     10
Option 2 Table ..........................................................     10


         FOR INFORMATION, OR TO MAKE A COMPLAINT, CALL: 1-800-283-7893





Form No. 1410.1                        2A

                                    SCHEDULE

             BENEFIT             ANNUAL PREMIUM     PREMIUM PERIOD
$1,500,000 GRADED PREMIUM LIFE     $ 6,160.00*        YEARS 1-5
                                   $ 9,505.00*        YEARS 6-10


*SUBSEQUENT ANNUAL AND MAXIMUM ANNUAL PREMIUMS ARE SHOWN IN THE TABLE OF
 PREMIUMS.



                                 INTEREST RATES

               BASIS OF VALUES - 5.5% A YEAR, COMPOUNDED ANNUALLY
                 REINSTATEMENT - 6% A YEAR, COMPOUNDED ANNUALLY
                   POLICY LOAN - 7.4% A YEAR, PAYABLE IN ADVANCE


                                 MORTALITY TABLE

1980 CSO MORTALITY TABLE, SEX DISTINCT, AGE NEAREST BIRTHDAY, FOR ATTAINED AGES UP THROUGH 14 AND THE 1980 CSO SMOKER/NONSMOKER MORTALITY TABLES, SEX DISTINCT, AGE NEAREST BIRTHDAY, FOR ATTAINED AGES 15 AND ABOVE.


    PREMIUM                                                                REQUALIFICATION
  DUE DATES   20TH DAY OF FEBRUARY OF EACH YEAR             FEB 20, 2013   EXPIRY DATE

BENEFICIARY   MARILYN CAMPBELL                              FEB 20, 2018   EXCHANGE DATE

      OWNER   NEUTRAL POSTURE INC

                                                                STANDARD   PREMIUM
                                                             (NONSMOKER)   CLASSIFICATION

                                                                           AGE NEAREST
                                                                     54M   BIRTHDAY


     THE BENEFICIARY AND OWNER ARE SUBJECT TO CHANGE AS PROVIDED HEREIN


        INSURED     DAVID W CAMPBELL         2,746,459        POLICY NUMBER

      AMOUNT OF
      INSURANCE     $1,500,000            FEB 20, 1997        POLICY DATE

        INITIAL
        PREMIUM     $ 6,160.00            APR 02, 1997        DATE OF ISSUE




FORM NO. 1410-S                        3

                                                                 POL # 2,746,459



                            SCHEDULE *CONTINUED*

                        TABLE OF NONFORFEITURE VALUES


     END OF        ATTAINED      GUARANTEED                             EXTENDED TERM
     POLICY        AGE OF       CASH OR LOAN     PAID-UP                  INSURANCE
      YEAR         INSURED         VALUE        INSURANCE            YEARS          DAYS

      1-37          55-91     $         .00     $        0              0             0
        38             92        159,000.00        187,500              0           158
        39             93        178,500.00        208,500              0           166
        40             94        205,500.00        237,000              0           177
        41             95        249,OO0.00        283,500              0           194
        42             96        324,000.00        361,500              0           217
        43             97        468,000.00        513,000              0           251
        44             98        631,500.00        679,500              0           247
        45             99        829,500.00        876,000              0           213
        46            100      1,500,000.00      1,500,000              0             0




THIS POLICY PROVIDES FOR A LATER GENERATION OF CASH VALUES.

                                                                 POL # 2,746,459



                              SCHEDULE *CONTINUED*

                                TABLE OF PREMIUMS

THE ANNUAL PREMIUM IS THAT PREMIUM WHICH THE COMPANY ANTICIPATES WILL BE PAYABLE ON THE DATE SHOWN. THE PREMIUMS PAYABLE ARE SUBJECT TO CHANGE BUT WILL NEVER EXCEED THE MAXIMUM ANNUAL PREMIUMS SHOWN IN THIS TABLE.

ANY CHANGE IN PREMIUM WILL BE DUE TO A RE-EVALUATION BY THE COMPANY OF EXPECTED FUTURE MORTALITY, INTEREST, EXPENSES, AND/OR PERSISTENCY. THE COMPANY'S PAST EXPERIENCE WILL NOT BE A FACTOR IN SUCH CHANGE. CHANGE WILL BE APPLIED UNIFORMLY TO A CLASS OF INSUREDS. CLASS WILL BE DETERMINED BY 1. ISSUE AGE AND SEX 2. PREMIUM CLASSIFICATION 3. AMOUNT OF INSURANCE AND 4. THE NUMBER OF YEARS THE INSURANCE HAS BEEN IN FORCE. THE COMPANY WILL MAIL NOTICE OF ANY SUCH CHANGE IN PREMIUM. PREMIUMS WILL NOT BE CHANGED MORE THAN ONCE A YEAR. ANY CHANGE DOES NOT ALTER THE NONFORFEITURE VALUES. NO CHANGE IN CLASSIFICATION OR PREMIUM WILL OCCUR ON ACCOUNT OF THE DETERIORATION OF THE INSURED'S HEALTH.



RIDER PREMIUMS ARE INCLUDED.




                                     MAXIMUM                                    MAXIMUM
      POLICY YR        ANNUAL        ANNUAL      POLICY YR     ANNUAL           ANNUAL
      BEGINNING        PREMIUM       PREMIUM     BEGINNING     PREMIUM          PREMIUM

      FEB. 20                                    FEB. 20
        1997          6,160.00    $   6,160.00      2022   $  149,035.00     $  257,230.00
        1998          6,160.00        6,160.00      2023      163,150.00        281,080.00
        1999          6,160.00        6,160.00      2024      178,285.00        307,630.00
        2000          6,160.00        6,160.00      2025      194,290.00        337,630.00
        2001          6,160.00        6,160.00      2026      211,255.00        371,440.00

        2002          9,505.00        9,505.00      2027      229,945.00        408,400.00
        2003          9,505.00        9,505.00      2028      262,870.00        447,670.00
        2004          9,505.00        9,505.00      2029      340,630.00        488,470.00
        2005          9,505.00        9,505.00      2030      444,565.00        530,440.00
        2006          9,505.00        9,505.00      2031      515,185.00        572,740.00

        2007         18,400.00       18,400.00      2032      575,755.00        615,940.00
        2008         27,295.00       27,295.00      2033      660,640.00        660,640.00
        2009         36,205.00       36,205.00      2034      707,590.00        707,590.00
        2010         45,100.00       45,100.00      2035      739,525.00        758,320.00
        2011         53,995.00       53,995.00      2036      767,965.00        814,960.00

        2012         62,890.00       94,210.00      2037      794,755.00        887,020.00
        2013         67,885.00      103,960.00      2038      905,320.00        989,950.00
        2014         73,120.00      115,000.00      2039      958,585.00      1,153,720.00
        2015         78,535.00      127,750.00      2040    1,009,795.00      1,224,580.00
        2016         85,960.00      142,390.00      2041    1,103,830.00      1,332,475.00

        2017         94,090.00      158,83O.OO      2042    1,268,365.00      1,380,070.00
        2018        103,090.00      176,470.00
        2019        113,005.00      195,250.00
        2020        123,970.00      214,990.00
        2021        135,985.00      235,480.00

ASSIGNMENT. The Company is not responsible for the validity or effect of any assignment of this Policy. No assignment will bind the Company until it is received at the home office.

INCONTESTABILITY. This Policy is not contestable after it has been in force during the Insured's lifetime for a period of two years from the Date of Issue. This provision also applies to any rider providing additional benefits which is included with this Policy on the Date of Issue.

MISSTATEMENT. If the Insured's age or sex is misstated, any amount payable will be adjusted to that amount which the premiums paid would have purchased based on the correct information.

     "Attained age" is the age shown in the Schedule plus the number of years, including fractions, elapsed from the Policy Date.

SUICIDE. If the Insured, while sane or insane, dies by suicide within two years after the Date of Issue, the death proceeds under this Policy will be an amount equal to the premiums paid less any loan against this Policy.

PAYMENT OF PROCEEDS. Any payments by the Company under this Policy will be made from the home office. This Policy must be returned to the Company. Unless a settlement option is elected, the proceeds will be paid in one sum.

AMOUNT OF THE DEATH PROCEEDS. The proceeds payable at the death of the Insured will be:

     1. the Amount of Insurance shown in the Schedule subject to any adjustment for misstatement; plus

     2. that portion of the premium paid for the period beyond the end of the policy month of death; less

     3. any premium required to keep this Policy in force to the end of the policy month of death; less

     4. the amount of any policy loan.

     Any proceeds payable will also be adjusted due to a successful contest of this Policy or for death as provided in the Suicide provision.

NONPARTICIPATING. This Policy does not share in any distribution of surplus. No dividends are payable.



                            NONFORFEITURE PROVISIONS

NONFORFEITURE OPTIONS. A nonforfeiture option may be elected by written request. Such request must be received at the home office not later than 60 days after a premium is due but not paid and before the Insured's death. The net cash value is the cash value less any policy loan. The following options apply if this Policy has a positive net cash value.

     Net Cash Value. The Owner may surrender this Policy for its net cash value. It may be surrendered only as of the date to which premiums were paid. The amount payable upon surrender will be the net cash value on that date. A surrender within 60 days after the date to which premiums have been paid will be for an amount not less than the value on such date, less any policy loan made after such date. Payment may be deferred up to six months after request is received at the home office.

     Paid-Up Insurance. This Policy may be continued as level paid-up insurance from the date of default, which is the date to which premiums were paid. The amount will be that which the net cash value will provide when applied as a net single premium at the Insured's attained age. This paid-up insurance will be payable at the same time as the insurance under this Policy. It will be subject to the applicable provisions of this Policy.

     Extended Term Insurance. This option is available if extended term insurance values are shown in the Table of Nonforfeiture Values in the Schedule. The Amount of Insurance less any policy loan will be continued in force as level term insurance from the date of default. The period of such term insurance will be that which the net cash value will provide when applied as a net single premium at the Insured's attained age.

Automatic Option. This option applies if:

     1. the unpaid premium has not been paid by an automatic premium loan; and

     2. no option above has been elected.

     When the grace period expires, this Policy will be continued as extended term insurance, if available. Otherwise, the paid-up insurance option will apply. The Owner may elect one of the other available options within 60 days after the date to which premiums were paid.

     Paid-up or extended term insurance may be surrendered at any time for its net cash value. This value is the net single premium at the Insured's attained age for any benefits remaining under such insurance, less any policy loan made after the date of default. A surrender within 30 days after a policy anniversary will be for an amount not less than the value on such anniversary, less any loan made since the anniversary.

BASIS OF VALUES. All calculations, including net single premium calculations, are based on the mortality tables and rate of interest shown in the Schedule. Death is assumed to occur at the end of the policy year. Riders are ignored when determining nonforfeiture values under this Policy. Values are in no case less than the minimum values required by the state in which this Policy was issued.

TABLE OF NONFORFEITURE VALUES. The values shown assume that no policy loan is made and that premiums have been paid to the end of the policy year. If premiums are paid for part of the year, values will be prorated.

     Negative values are shown as zero in the Table. All calculations will use the actual negative value.

                                  POLICY LOANS



CASH LOAN. The Company will make a loan upon the sole security and assignment of this Policy. The Owner may obtain the loan while this Policy is in force other than as extended term insurance.

     The loan value of this Policy is the cash value as of the next Premium Due Date. For paid-up insurance, the loan value is the cash value at the end of the current policy year. The amount advanced as a policy loan may not exceed the loan value less:

     1. the amount of any existing policy loan;

     2. loan interest to the end of the current policy year; and

     3. any premium in default.

AUTOMATIC PREMIUM LOAN OPTION. This option may be elected in the application. It may also be elected by written request received at the home office before the end of the grace period for an unpaid premium. The Owner may revoke the election by written request to the home office.

     If elected, this option provides automatic payment of an unpaid premium by policy loan. The loan will be made at the end of the grace period. After two consecutive premiums have been paid by loan, the Company may change to a less frequent mode of premium payment if there is sufficient loan value.

     If there is not sufficient value to advance the premium and interest for the loan, no automatic premium loan will be made. The premium will be in default. Any remaining value will be applied in accordance with the Nonforfeiture Options provision.

     While this Policy remains in force, the Owner may resume premium payments at any time without furnishing evidence of insurability.

DEFERRAL. The Company may defer making a policy loan up to six months after written request is received at the home office. However, a loan for payment of premiums to the Company will not be deferred.

INTEREST AND REPAYMENT. Interest is payable annually in advance on each policy anniversary. The Policy Loan interest rate is shown in the Schedule. Interest not paid when due is added to the loan and bears interest at the same rate.

     All or any part of a policy loan may be repaid while this Policy is in force during the Insured's lifetime. After policy lapse, loans made prior to the end of the grace period may not be repaid unless this Policy is reinstated.

     When the total loan including interest exceeds the cash value, this Policy will terminate. Notice of termination will be mailed to the Owner and to any assignee of record. Termination will be effective 31 days after the notice is mailed.

                     FIRST COLONY LIFE INSURANCE COMPANY

                             Lynchburg, Virginia



                                  ENDORSEMENT



This Policy is amended to include the following additional section:

     "REQUALIFICATION OPTION. The Owner may elect to requalify for a new premium guarantee period in a new Graded Premium Life Policy. Riders may be included in the new policy subject to Company approval.



     This Option may be elected to be effective as of a policy anniversary:

          1. on or before the Requalification Expiry Date shown in the Schedule; and

          2. on or after the later of the following:

             o     the tenth policy anniversary; and

             o other anniversary at which premiums for this Policy are first scheduled to increase annually as shown in the Table of Premiums.



     To requalify, the Owner must:

          1. file written request in a form acceptable to the Company at least 60 days prior to the policy anniversary on which this option is to be effective;

          2. return this Policy to the home office;

          3. provide satisfactory evidence of the insurability of the Insured;
             and

          4. pay the required premium.

     Following Company approval, this Option will be effective on the policy anniversary as of which it was elected.

     The Company will issue the new Graded Premium Life policy at the Insured's attained age. The Table of Premiums of the new policy will show the premiums for the new guarantee period. The premiums for the new policy will be based on the premium rates in use on the effective date of this Option.

     The policy date of the new policy will be the effective date of this Option. The contestability and suicide periods of the new policy will be measured from the date specified in the new policy.

     Other policy provisions will be the same as under this Policy except that this Option will be unavailable after the Requalification Expiry Date."



                                             /s/ DAVID H. McMAHON

                                                  Secretary



Form No. 9117-02 (94)

                     FIRST COLONY LIFE INSURANCE COMPANY
                             LYNCHBURG, VIRGINIA


                                 ENDORSEMENT


This Endorsement is intended to clarify the Premium Class shown on Schedule Page 3:

     "In determining the Premium Class for this Policy, the Insured has been classified as either a 'nonsmoker' or a 'smoker' based on statements made regarding the use of tobacco. The Insured may be classified as a 'smoker' for the use of any form of tobacco. If the Insured has been classified as a 'nonsmoker,' the Premium Class of this Policy will indicate 'Nonsmoker'; otherwise, the Insured has been classified as a 'smoker.'"



                                             /s/ DAVID H. McMAHON

                                                  Secretary



FORM NO. 9186

                   [FIRST COLONY LIFE INSURANCE COMPANY LOGO]

                        ACCELERATED DEATH BENEFIT RIDER

THIS RIDER PROVIDES FOR AN ACCELERATED PAYMENT OF LIFE INSURANCE PROCEEDS. IT IS NOT INTENDED OR DESIGNED TO PROVIDE HEALTH, NURSING HOME, OR LONG-TERM CARE INSURANCE. RECEIPT OF AN ACCELERATED DEATH BENEFIT PAYMENT WILL REDUCE THE
DEATH PROCEEDS AND ANY SURRENDER OR LOAN VALUES PROVIDED BY THE POLICY.



DISCLOSURE: RECEIPT OF AN ACCELERATED DEATH BENEFIT PAYMENT MAY BE TAXABLE. THE OWNER OF THE POLICY SHOULD SEEK ASSISTANCE FROM A TAX ADVISOR BEFORE ELECTING TO RECEIVE A PAYMENT.
--------------------------------------------------------------------------------


BENEFIT

The Company will make an accelerated death benefit payment to the Owner of the Policy subject to the provisions of this Rider. The requirements for payment are:

     o    the Owner's written request for an accelerated death benefit payment;

     o proof acceptable to the Company that the Owner is eligible for a payment according to the terms of this Rider;

     o    written approval of payment from any irrevocable beneficiary; and

     o full release of any collateral assignment of the Policy except a collateral assignment to the Company.

Payment will be made in a single sum. The Company will make only one accelerated death benefit payment under this Rider.

The Company will not make an accelerated death benefit payment if:

     o it does not receive all of the requirements for payment as stated above at its home office;

     o the Policy is being continued as extended term insurance on the date payment is to be made;

     o there is less than one year remaining until any expiry or maturity date for the Policy on the date payment is to be made; or

     o the Policy is being contested or has been voided as the result of a successful contest.

BENEFIT LIMITATIONS

The Owner requests the amount of accelerated death benefit subject to the maximums stated below. The maximum accelerated death benefit available for request is equal to the lesser of (a) and (b) below:

     (a) The sum of the following:

         o 75% of the difference between the primary death benefit on the date the Company approves payment of an accelerated death benefit and the loan value on that date; and

         o the loan value on the date the Company approves payment of an accelerated death benefit.

     (b) $500,000.

The primary death benefit is the death benefit provided by the Policy and does not include any accidental death benefits, the amount of the death benefit of any riders, or any benefits payable because of the death of any person other than the Insured. If the Policy provides for policy loans, loan value is defined in the Policy; otherwise, loan value is defined to be zero.

ELIGIBILITY

To be eligible to receive an accelerated death benefit payment, the Owner must provide the following to the Company:

     o evidence acceptable to the Company that the Insured is living and has a life expectancy of six months or less; this evidence must include, but is not limited to, certification by a physician approved by the Company who is licensed to practice medicine in the United States or Canada and is acting within the scope of that license;

     o evidence that election of this benefit is voluntary and without coercion on the part of any third party, including any creditor or government agency; and

     o evidence that only one of the Insureds is living if the Policy is a last survivor policy.


FORM NO. R-85-05

GENERAL PROVISIONS

Wherever used in this Rider, the term "Policy" means the Policy to which this Rider is attached. This Rider is a part of the Policy. Policy provisions apply to this Rider except where modified by this Rider.

If the Policy is in a grace period at the time an accelerated death benefit payment is made, the premium required to remove the Policy from the grace period will be deducted from the payment.

The Owner will remain liable for any required premium payments under the Policy after the Company makes an accelerated death benefit payment.

There is no premium or cost of insurance charge for this Rider; however, an administrative fee that will not exceed $150 will be deducted from the accelerated death benefit prior to payment to the Owner.

EFFECT OF AN ACCELERATED DEATH BENEFIT PAYMENT

As a result of making an accelerated death benefit payment, the primary death benefit, any policy values (including any loan value or policy loan), and any nonforfeiture values for the Policy will be reduced on the date of payment by application of the accelerated death benefit factor. This factor equals one (1) minus the accelerated death benefit ratio. This ratio equals:

     o the amount of the approved accelerated death benefit before any deductions are made; divided by

     o the primary death benefit on the date the Company approves payment of the accelerated death benefit.

The Company will also recalculate the premium based on the reduced primary death benefit.

Upon making an accelerated death benefit payment, the Company will send the Owner a notice showing the effects of the payment on the Policy and the premium.

AMOUNT OF THE ACCELERATED DEATH BENEFIT PAYMENT

The Company will discount the approved accelerated death benefit based on a life expectancy of six months. This discounting will account for the Company's payment of a death benefit prior to the actual date of the Insured's death. The interest rate used will be the greater of the following as of the date of payment but will not exceed 10%:

     o    the current yield on a 90-day treasury bill; and

     o the current legal maximum adjustable policy loan interest rate of the state in which the Policy was delivered.



The amount the Company will pay to the Owner as an accelerated death benefit is equal to:

     o    the amount of the approved accelerated death benefit; less

     o    the amount of the discount for early payment of a death benefit; less

     o    the administrative fee; less

     o the amount of any premium required to remove the Policy from the grace period; less

     o the amount of any policy loan, including interest, times the accelerated death benefit ratio.

TERMINATION

This Rider will terminate on the earliest of the following dates:

     o    the date of maturity or termination of the Policy; and

     o the date the Owner signs written request for termination of this Rider; request must be received at the home office.


          /s/ RONALD V. DOLAN                  /s/ DAVID H. McMAHON

                President                             Secretary

                [FIRST COLONY LIFE INSURANCE COMPANY LETTERHEAD]


                     AMENDMENT OF APPLICATION FOR INSURANCE



Insured:        DAVID W CAMPBELL                POLICY NUMBER:    2746459
        ---------------------------------------                -----------------


   The application attached to the policy is amended to apply for the policy as issued. The issued policy differs from the policy applied for as follows:




                AMOUNT OF INSURANCE IS $1,500,000.







   The undersigned accept(s) the policy to which a signed and dated copy of this amendment form is attached.


Signed at                               this        day of              , 19
         -------------------------------     ------       --------------    ----
                City and State


-----------------------------------    -----------------------------------------
           Witness                                Signature of Insured



-----------------------------------    ----------------------------------------
           Witness                                Signature of Owner
                                               (if other than Insured)


DO NOT ALTER THIS FORM. If this amendment is unacceptable, return the policy for reissue. If acceptable, SIGN BOTH COPIES AND RETURN LOOSE COPY to the Company.

                                EXCHANGE OPTION

While this Policy is in force, it may be exchanged for a new policy as of any Premium Due Date on or before the Exchange Date shown in the Schedule.
Evidence is not required except that any riders included in the new policy will be subject to satisfactory evidence of insurability.

To exchange this Policy, the Owner must:

        1. submit written request to the home office; and

        2. return this Policy to the home office. The Company will pay the net cash value, if any, to the Owner.

The policy date of the new policy will be the date of exchange. The date of exchange is the Premium Due Date on which the exchange is effective.

Except for Preferred and graded premium plans, the new policy may be on any whole life or endowment plan:

        1. offered by the Company on the date of exchange; and

        2. with a premium per $1,000 which is higher than the premium per $1,000 for this Policy as of the date of exchange.

The amount of insurance of the new policy:

        1. may not exceed the net amount at risk under this Policy on the date of exchange; and

        2. may not be less than the minimum for the plan selected.

There will always be at least one plan available for exchange. The net amount at risk referred to above is the amount then in force less the cash value.

Using the Company's rates then in effect for the new policy, premiums will be determined by:

        1. the Insured's sex and age nearest birthday on the date of exchange;
           and

        2. the premium classification of the new policy. The new policy will have the same premium classification as this Policy, except when exchanging to a plan that does not provide for the same premium classification as this Policy. In such a case, the new policy will be classified as standard unless this Policy is in a rated classification. Then the premium classification of the new policy will be a rated classification.

                               SETTLEMENT OPTIONS

GENERAL PROVISIONS. Policy proceeds may be paid in a single sum or left with the Company for payment under one or more of the following settlement options. The amount applied under an option must be at least $2,000. The amount of each payment under an option must be at least $50.

        The Owner, with the consent of any irrevocable beneficiary, may elect or revoke a settlement option at any time before the proceeds are payable. If no settlement option election is then in effect, the payee may make an election. Written notice of election or revocation must be filed at the home office in a form satisfactory to the Company. The notice will then take effect as of the date the Owner or payee signed the notice. An election does not affect any payment made or other action taken by the Company before the notice is received. A payee that is not a natural person may elect a settlement option only with the Company's consent.

        An assignee cannot elect any settlement option. Change of owner or beneficiary automatically revokes any election in effect.

DEATH OF PAYEE. Unless otherwise specified, at the death of the last payee a final payment will be made to the payee's estate. For Options 1 and 2, the final payment will be the commuted value of the remaining unpaid installments certain. Such value will be computed based on the rate of interest used in the calculation of the payments. For Options 3 and 4, the final payment will be the unpaid proceeds with any unpaid interest to the date of death of the payee.

FIRST INSTALLMENT. The first installment under Options 1, 2, and 4 is payable on the effective date of the option. The effective date is:

        1. the Premium Due Date on which the net cash value is payable;

        2. the date of the Insured's death; or

        3. any later date agreeable with the Company.

INTEREST. The guaranteed interest rate for Options 1, 2, 3, and 4 is 2 1/2% a year, compounded annually. Excess interest may be declared annually by the Company.

OPTION 1. Fixed Period. Proceeds will be paid for a fixed period. The amount of the payments is determined from the Option 1 Table.

OPTION 2. Life Income with Installments Certain. Proceeds will be paid in equal installments throughout the certain period. After the certain period, payments will continue to be made throughout the payee's lifetime. The amount and certain period of the payments are determined from the Option 2 Table. At some ages the same amount is payable for different periods certain. In such a case the Company will assume that the longest period was chosen. Satisfactory proof of the payee's age is required. The Company may require evidence that the payee is living on the date of each payment.

OPTION 3. Interest. Interest on the proceeds will be paid in the manner agreed upon when the option is elected.

OPTION 4. Fixed Installments. Proceeds will be paid in fixed installments at regular intervals until proceeds, together with interest on the unpaid balance, are exhausted.

OPTION 5. Single Premium Annuity. Proceeds will be used to purchase any single premium annuity the Company offers at the time proceeds are applied. The annuity payments will be 102% of the payments otherwise purchased by the single premium.

OTHER SETTLEMENT OPTIONS. Proceeds may be applied in any other mutually agreeable manner.

                  OPTION 1 TABLE - Fixed Period Installments
      Installments for fixed number of years for each $1,000 of proceeds

  Term of
Installment                     Semi-
  Payments      Annual          Annual        Quarterly         Monthly
-----------------------------------------------------------------------------
 Years
    1                          $503.09         $252.32          $84.28
    2          $506.17          254.65          127.72           42.66
    3           341.60          171.85           86.19           28.79
    4           259.33          130.47           65.44           21.86
    5           210.00          105.65           52.99           17.70
    6           177.12           89.11           44.69           14.93
    7           153.65           77.30           38.77           12.95
    8           136.07           68.45           34.33           11.47
    9           122.40           61.58           30.88           10.32
   10           111.47           56.08           28.13            9.38
   15            78.80           39.64           19.88            6.64
   20            62.58           31.48           15.79            5.27
   25            52.95           26.64           13.36            4.46
   30            46.61           23.45           11.76            3.93

            OPTION 2 TABLE - Life Income with Installments Certain
          Monthly installments are shown for each $1,000 of proceeds.
      Age is age nearest birthday when the first installment is payable.

             Age                          No. of Months Certain
       Male       Female         60           120          180          240
                   12*       $    2.63     $   2.63     $   2.62     $   2.61
                   13             2.64         2.64         2.63         2.63
                   14             2.66         2.66         2.65         2.65
        10*        15             2.67         2.67         2.66         2.66
        11         16             2.69         2.69         2.68         2.68
        12         17             2.71         2.71         2.70         2.70
        13         18             2.73         2.73         2.72         2.71
        14         19             2.74         2.74         2.74         2.73
        15         20             2.76         2.76         2.76         2.75
        16         21             2.78         2.78         2.78         2.77
        17         22             2.81         2.81         2.80         2.79
        18         23             2.83         2.83         2.82         2.81
        19         24             2.85         2.85         2.84         2.84
        20         25             2.88         2.88         2.87         2.86
        21         26             2.90         2.90         2.89         2.88
        22         27             2.93         2.93         2.92         2.91
        23         28             2.95         2.95         2.94         2.93
        24         29             2.98         2.98         2.97         2.96
        25         30             3.01         3.01         3.00         2.99
        26         31             3.04         3.04         3.03         3.02
        27         32             3.08         3.08         3.07         3.05
        28         33             3.11         3.11         3.09         3.08
        29         34             3.14         3.14         3.12         3.11
        30         35             3.18         3.18         3.16         3.15
        31         36             3.22         3.22         3.20         3.18
        32         37             3.27         3.26         3.24         3.22
        33         38             3.31         3.30         3.28         3.25
        34         39             3.36         3.34         3.32         3.29
        35         40             3.40         3.39         3.36         3.33
        36         41             3.45         3.43         3.41         3.37
        37         42             3.50         3.48         3.45         3.41
        38         43             3.55         3.53         3.50         3.45
        39         44             3.61         3.59         3.55         3.50
        40         45             3.66         3.64         3.60         3.54
        41         46             3.72         3.70         3.65         3.59
        42         47             3.78         3.76         3.71         3.64
        43         48             3.85         3.82         3.77         3.69
        44         49             3.92         3.88         3.82         3.74
        45         50             3.99         3.95         3.88         3.79
        46         51             4.06         4.02         3.95         3.84
        47         52             4.14         4.09         4.01         3.90
        48         53             4.22         4.17         4.08         3.95
        49         54             4.31         4.25         4.15         4.01
        50         55             4.40         4.33         4.22         4.07
        51         56             4.49         4.42         4.29         4.12
        52         57             4.59         4.50         4.37         4.18
        53         58             4.69         4.60         4.44         4.24
        54         59             4.80         4.69         4.52         4.30
        55         60             4.91         4.79         4.60         4.36
        56         61             5.02         4.90         4.69         4.41
        57         62             5.15         5.01         4.77         4.47
        58         63             5.28         5.12         4.86         4.53
        59         64             5.42         5.23         4.94         4.59
        60         65             5.56         5.35         5.03         4.64
        61         66             5.72         5.48         5.12         4.70
        62         67             5.87         5.61         5.21         4.75
        63         68             6.04         5.74         5.30         4.80
        64         69             6.22         5.87         5.39         4.85
        65         70             6.40         6.01         5.48         4.90
        66         71             6.59         6.16         5.56         4.94
        67         72             6.79         6.30         5.65         4.98
        68         73             7.00         6.45         5.73         5.02
        69         74             7.23         6.60         5.82         5.05
        70         75             7.46         6.76         5.90         5.09
        71         76             7.70         6.91         5.97         5.12
        72         77             7.95         7.07         6.05         5.14
        73         78             8.22         7.23         6.12         5.17
        74         79             8.50         7.38         6.18         5.19
        75         80             8.78         7.54         6.24         5.20
        76         81             9.08         7.69         6.30         5.22
        77         82             9.40         7.84         6.35         5.23
        78         83             9.72         7.98         6.39         5.24
        79         84            10.05         8.13         6.43         5.25
        80         85            10.39         8.26         6.47         5.26
       and        and
       over       over

*Also applies to younger ages


                          GRADED PREMIUM LIFE POLICY
                          INSURANCE PAYABLE AT DEATH
               SEE SCHEDULE FOR AMOUNT OF INSURANCE AND PREMIUMS
                  PREMIUMS PAYABLE DURING INSURED'S LIFETIME
                PREMIUM SUBJECT TO CHANGE AS SHOWN IN SCHEDULE
                 BUT WILL NOT EXCEED SPECIFIED MAXIMUM PREMIUM
                  CASH VALUES AVAILABLE AS SHOWN IN SCHEDULE
                  EXCHANGEABLE ON OR BEFORE THE EXCHANGE DATE
                        NONPARTICIPATING - NO DIVIDENDS


Form No. 1410-GP-12

                [FIRST COLONY LIFE INSURANCE COMPANY LETTERHEAD]



                                     NOTICE



THE ATTACHED POLICY SUMMARY HAS BEEN PREPARED IN ACCORDANCE WITH THE PROVISIONS AND BENEFITS OF THE ATTACHED POLICY AND MUST BE DELIVERED TO THE POLICYHOLDER AT THE TIME THE POLICY IS DELIVERED.

PLEASE NOTE:

THE SOLICITING AGENT SHOULD INCLUDE HIS/HER NAME AND COMPLETE ADDRESS UNDER THE STATEMENT, "FOR MORE INFORMATION ABOUT THIS POLICY PLEASE CONTACT." WHEN THIS INFORMATION HAS NOT BEEN COMPUTED PRINTED.

IT IS IMPERATIVE THIS NAME AND ADDRESS INFORMATION BE PROVIDED. AN ADDRESS LABEL MAY BE USED. IN COLORADO ALSO INCLUDE TELEPHONE NUMBER.

INSURER:  FIRST COLONY LIFE INSURANCE COMPANY
HOME OFFICE: P.O. BOX 1280  LYNCHBURG, VIRGINIA  24505
WESTERN REGIONAL OFFICE:  P.O. BOX 4114  WOODLAND HILLS, CALIFORNIA  91365

      IMPORTANT INFORMATION ABOUT COVERAGE UNDER THE TEXAS LIFE, ACCIDENT,
           HEALTH AND HOSPITAL SERVICE INSURANCE GUARANTY ASSOCIATION

Texas law establishes a system, administered by the Texas Life, Accident, Health and Hospital Service Insurance Guaranty Association (the "Association"), to protect policyholders if their life or health insurance company fails to or cannot meet its contractual obligations. Only the policyholders of insurance companies which are members of the Association, protection is limited and policyholders must meet certain guidelines to qualify. (The law is found in the Texas Insurance Code, Article 21.28-D.)

BECAUSE OF STATUTORY LIMITATIONS ON POLICYHOLDER PROTECTION, IT IS POSSIBLE THAT THE ASSOCIATION MAY NOT COVER YOUR POLICY OR MAY NOT COVER YOUR POLICY IN FULL.

ELIGIBILITY OF PROJECTION BY THE ASSOCIATION

When an insurance company which is a member of the Association is designated as impaired by the Texas Commissioner of Insurance, the Association provides coverage to policyholders who are:

o   RESIDENTS OF TEXAS at the time that their insurance company is impaired

o   RESIDENTS OF OTHER STATES, ONLY if the following conditions are met:

        1)  The policyholder has a policy with a company based in Texas;

        2) The company has never held a license in the policyholder's state of residence;

        3) The policyholder's state of residence has a similar guaranty association; and

        4) The policyholder is not eligible for coverage by the guaranty association of the policyholder's state of residence.

LIMITS OF PROTECTION BY THE ASSOCIATION

ACCIDENT, ACCIDENT AND HEALTH, OR HEALTH INSURANCE:

o up to a total of $200,000 for one or more policies for each individual covered.

LIFE INSURANCE:

o net cash surrender value up to a total of $100,000 under one or more policies on any one life; or

o death benefits up to a total of $300,000 under one or more policies on any one life.

INDIVIDUAL ANNUITIES:

o net cash surrender amount up to a total of $100,000 under one or more policies owned by one contractholder.

GROUP ANNUITIES:

o net cash surrender amount up to $100,000 in allocated benefits under one or more policies owned by one contractholder; or

o net cash surrender amount up $5,000,000 in unallocated benefits under one contractholder regardless of the number of contracts.

THE INSURANCE COMPANY AND ITS AGENTS ARE PROHIBITED BY LAW FROM USING THE EXISTENCE OF THE ASSOCIATION FOR THE PURPOSE OF SALES, SOLICITATION, OR INDUCEMENT TO PURCHASE ANY FORM OR INSURANCE.

WHEN YOU ARE SELECTING AN INSURANCE COMPANY, YOU SHOULD NOT RELY ON COVERAGE BY THE ASSOCIATION.

Texas Life, Accident, Health and Hospital      Texas Department of Insurance
  Service Insurance Guaranty Association       P. O. Box 149104
301 Congress, Suite 500                        Austin, Texas 78714-9104
Austin, Texas 78701                            800-252-3439
800-982-6362

Form No. 9216

                   [FIRST COLONY LIFE INSURANCE COMPANY LOGO]



1                                IMPORTANT NOTICE

     To obtain information or make a complaint:

2 You may contact your agent at the telephone number provided on the agent's business card.

3 You may call First Colony Life Insurance Company's toll-free telephone number for information or to make a complaint at

                                 1-800-283-7893

4    You may also write to First Colony Life
     Insurance Company at:
     Policy Services Department
     P.O. Box 1280
     Lynchburg, VA 24505-1280

5 You may contact the Texas Department of Insurance to obtain information on companies, coverages, rights, or complaints at

                                 1-800-252-3439

6    You may write the Texas Department of Insurance
     P.O. Box 149104
     Austin, TX 78714-9104
     FAX # (512) 475-1771

7    PREMIUM OR CLAIM DISPUTES:

     Should you have a dispute concerning your premium or about a claim you should contact the agent or the company first. If the dispute is not resolved, you may contact the Texas Department of Insurance.

8 ATTACH THIS NOTICE TO YOUR POLICY: This notice is for information only and does not become a part or condition of the attached document.


                                 AVISO IMPORTANTE

     Para obtener informacion o para someter una queja:

     Puede comunicarse con su agente al el numero de telefono en la carta el agente.

     Usted puede llamar al numero de telefono gratis de First Colony Life Insurance Company's para informacion o para someter una queja al

                                 1-800-283-7893

     Usted tambien puede escribir a First Colony Life Insurance Company:

     Policy Services Department
     P.O. Box 1280
     Lynchburg, VA 24505-1280

     Puede comunicarse con el Departamento de Seguros de Texas para obtener informacion acerca de companias, coberturas, derechos o quejas al

                                 1-800-252-3439

     Puede escribir al Departamento de Seguros de Texas
     P.O. Box 149104
     Austin, TX 78714-9104
     FAX # (512) 475-1771

     DISPUTAS SOBRE PRIMAS 0 RECLAMOS: Si tiene una disputa concerniente asu prima o a un reclamo, debe comunicarse con el agente o la compania primero. Si no se resuelve la disputa, puede entonces comunicarse con el departamento (TDI).

     UNA ESTE AVISO A SU POLIZA: Este aviso es solo para proposito de informacion y no se convierte en parte o condicion del documento adjunto.


Form No. 9057-04

FIRST COLONY LIFE INSURANCE COMPANY      FOR MORE INFORMATION ABOUT THIS
700 MAIN STREET                            POLICY PLEASE CONTACT:
P O BOX 1280                                     04/10/97
LYNCHBURG, VIRGINIA  24505                    POLICY NUMBER
PHONE: (804) 845-0911                            2746459


               STATEMENT OF POLICY COST AND BENEFIT INFORMATION
                        PREPARED FOR:  DAVID W CAMPBELL
              AGE BASIS:  54    ISSUE BASIS:  STANDARD (NONSMOKER)


BASIC POLICY       GRADED PREMIUM LIFE      BILLED PREMIUMS MAY CHANGE BUT
                   WILL NEVER EXCEED THE MAXIMUM PREMIUMS.  SEE ACCOMPANYING
                   SUMMARY FOR MAXIMUM PREMIUMS.

POL        ANNUAL                      AMOUNT OF                        CASH SURRENDER
YR        PREMIUM                      INSURANCE                        VALUES AT END
                                       BEGINNING                        OF POLICY YEAR
                                       OF POL YR                         TOTAL    INCR

01-05       6160.00                    1500,000                             0       0
 06         9505.00                    1500,000                             0       0
 10         9505.00                    1500,000                             0       0
 12        27295.00                    1500,000                             0       0
 15        53995.00                    1500,000                             0       0
 20        85960.00                    1500,000                             0       0

          ANNUAL POLICY LOAN INTEREST RATE IS 7.40% PAID IN ADVANCE.
             ANNUAL EFFECTIVE POLICY LOAN INTEREST RATE IS 8.00%.

            SURRENDER          NET PAYMENT
            COST INDEX         COST INDEX
                                              EXPLANATIONS OF THE INTENDED USE
YEAR 10        5.086               5.086      OF THESE INDEXES ARE PROVIDED IN
YEAR 20       16.321              16.321      THE LIFE INSURANCE BUYER'S GUIDE.

FIRST COLONY LIFE INSURANCE COMPANY      FOR MORE INFORMATION ABOUT THIS
700 MAIN STREET                            POLICY PLEASE CONTACT:
P O BOX 1280                                     04/10/97
LYNCHBURG, VIRGINIA  24505                    POLICY NUMBER
PHONE:  (804) 845-0911                           2746459


         STATEMENT OF POLICY COST AND BENEFIT INFORMATION (CONTINUED)
                        PREPARED FOR:  DAVID W CAMPBELL
              AGE BASIS:  54    ISSUE BASIS:  STANDARD (NONSMOKER)


BASIC POLICY       GRADED PREMIUM LIFE      THIS SUMMARY SHOWS MAXIMUM PREMIUMS.
                   SEE ACCOMPANYING SUMMARY FOR BILLED PREMIUMS.

POL        ANNUAL                      AMOUNT OF                        CASH SURRENDER
YR        PREMIUM                      INSURANCE                        VALUES AT END
                                       BEGINNING                        OF POLICY YEAR
                                       OF POL YR                         TOTAL    INCR

01-05       6160.00                    1500,000                             0       0
 06         9505.00                    1500,000                             0       0
 10         9505.00                    1500,000                             0       0
 12        27295.00                    1500,000                             0       0
 15        53995.00                    1500,000                             0       0
 20       142390.00                    1500,000                             0       0

                                       ANNUAL POLICY LOAN INTEREST RATE IS 7.40%
                                          PAID IN ADVANCE. ANNUAL EFFECTIVE
                                          POLICY LOAN INTEREST RATE IS 8.00%.

            SURRENDER          NET PAYMENT
            COST INDEX         COST INDEX
                                              EXPLANATIONS OF THE INTENDED USE
YEAR 10        5.086               5.086      OF THESE INDEXES ARE PROVIDED IN
YEAR 20       21.041              21.041      THE LIFE INSURANCE BUYER'S GUIDE.

FIRST COLONY LIFE INSURANCE COMPANY     FOR MORE INFORMATION ABOUT THIS
700 MAIN STREET                            POLICY PLEASE CONTACT:
P.O. BOX 1280                                   04/10/97
LYNCHBURG, VIRGINIA 24505                    POLICY NUMBER
PHONE: (804) 845-0911                           2746459

               STATEMENT OF POLICY COST AND BENEFIT INFORMATION
                         PREPAID FOR: DAVID W CAMPBELL
               AGE BASIS: 54   ISSUE BASIS: STANDARD (NONSMOKER)

BASIC POLICY  GRADED PREMIUM LIFE    BILLED PREMIUMS MAY CHANGE BUT WILL NEVER
              EXCEED THE MAXIMUM PREMIUMS.  SEE ACCOMPANYING SUMMARY FOR
              MAXIMUM PREMIUMS.

POL             ANNUAL                  AMOUNT OF               CASH SURRENDER
YR              PREMIUM                 INSURANCE               VALUES AT END
                                        BEGINNING               OF POLICY YEAR
                                        OF POL YR               TOTAL     INCR
01-05           6160.00                 1500,000                0         0
06              9505.00                 1500,000                0         0
10              9505.00                 1500,000                0         0
12             27295.00                 1500,000                0         0
15             53995.00                 1500,000                0         0
20             85960.O0                 1500,000                0         0

          ANNUAL POLICY LOAN INTEREST RATE IS 7.40% PAID IN ADVANCE.
              ANNUAL EFFECTIVE POLICY LOAN INTEREST RATE IS 8.00%

         SURRENDER       NET PAYMENT
         COST INDEX      COST INDEX
YEAR 10     5.086         5.086         EXPLANATIONS OF THE INTENDED USE OF
YEAR 20    16.321        16.321         THESE INDEXES ARE PROVIDED IN THE
                                        LIFE INSURANCE BUYER'S GUIDE.

FIRST COLONY LIFE INSURANCE COMPANY      FOR MORE INFORMATION ABOUT THIS
700 MAIN STREET                            POLICY PLEASE CONTACT:
P O BOX 1280                                     04/10/97
LYNCHBURG, VIRGINIA  24505                    POLICY NUMBER
PHONE:  (804) 845-0911                           2746459


               STATEMENT OF POLICY COST AND BENEFIT INFORMATION
                        PREPARED FOR:  DAVID W CAMPBELL
              AGE BASIS:  54    ISSUE BASIS:  STANDARD (NONSMOKER)


BASIC POLICY       GRADED PREMIUM LIFE      THIS SUMMARY SHOWS MAXIMUM PREMIUMS.
                   SEE ACCOMPANYING SUMMARY FOR BILLING PREMIUMS.

POL        ANNUAL                      AMOUNT OF                        CASH SURRENDER
YR        PREMIUM                      INSURANCE                        VALUES AT END
                                       BEGINNING                        OF POLICY YEAR
                                       OF POL YR                         TOTAL    INCR

01-05       6160.00                    1500,000                             0       0
 06         9505.00                    1500,000                             0       0
 10         9505.00                    1500,000                             0       0
 12        27295.00                    1500,000                             0       0
 15        53995.00                    1500,000                             0       0
 20       142390.00                    1500,000                             0       0

                                       ANNUAL POLICY LOAN INTEREST RATE IS 7.40%
                                          PAID IN ADVANCE. ANNUAL EFFECTIVE
                                          POLICY LOAN INTEREST RATE IS 8.00%.

            SURRENDER          NET PAYMENT
            COST INDEX         COST INDEX
                                              EXPLANATIONS OF THE INTENDED USE
YEAR 10        5.086               5.086      OF THESE INDEXES ARE PROVIDED IN
YEAR 20       21.041              21.041      THE LIFE INSURANCE BUYER'S GUIDE.